EXHIBIT 10.15

VERITIV CORPORATION
2014 SHORT-YEAR VERITIV INCENTIVE PLAN

1.    Purpose. The purpose of this 2014 Short-Year Veritiv Incentive Plan (the “Plan”), adopted effective August 8, 2014, is to align employee and shareholder interests by providing cash incentives to eligible senior or other select management employees of Veritiv Corporation (the “Company”) for meeting and exceeding specified performance objectives for the period from July 1, 2014 to December 31, 2014.

2.     Definitions. The following capitalized words as used in this Plan shall have the following meanings:

a.    “Affiliate” means any corporation or other entity (including, but not limited to, partnerships, limited liability companies and joint ventures) controlled by the Company.

b.    “Award Opportunity” means a cash award opportunity established under the Plan for a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.

c.    “Board” means the Board of Directors of the Company.

d.    “Cause” shall have the meaning provided in the Participant’s employment agreement with the Company or an Affiliate (including, without limitation, an offer letter), or, if there is no such definition in any such agreement, “Cause” shall include, but is not limited to, misconduct or other activity detrimental to the business interest or reputation of the Company or continued unsatisfactory job performance without making reasonable efforts to improve. Examples include insubordination, protracted or repeated absence from work without permission, illegal activity, disorderly conduct, etc. A termination for Cause shall be deemed to include a determination by the Committee following a Participant’s termination of employment that circumstances existing prior to such termination would have entitled the Company or one of its Affiliates to have terminated such Participant’s employment for Cause.

e.    “Code” means the Internal Revenue Code of 1986, as amended.

f.    “Committee” means the Compensation and Leadership Development Committee of the Board, with each member qualifying as an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(3) or any successor to such statute and regulation.

g.    “Company” has the meaning given such term in Section 1 of this Plan.

h.    “Disability” means “disability” as such term is defined in the long-term disability insurance plan or program of the Company or any Affiliate then covering the Participant; provided that in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any

Affiliate of the Company that employs such individual (including, without limitation, an offer letter), “Disability” shall have the meaning, if any, specified in such agreement.

i.     “Employee” means any person employed by the Company or an Affiliate on or after July 1, 2014.

j.    “Misconduct” shall be determined by the Company in its sole discretion and shall include, but not be limited to, any act detrimental to the business or reputation of the Company, any act determined to be a deliberate disregard of the Company’s or Affiliate’s rules or policies, or any violation of any confidentiality, non-solicitation or non-competition restriction applicable to the Participant.

k.    “Notice of Award Opportunity” means a written notice provided by the Committee to a Participant which establishes the Participant’s eligibility to participate in the Plan for the Performance Period and such other terms as may be provided therein.

l.    “Participant” means any Employee who is selected by the Committee (or its delegate) to be eligible to participate in the Plan for the Performance Period.

m.    “Payout Formula” means the formula established by the Committee for determining Award Opportunities for the Performance Period based on the level of achievement of the Performance Objectives for the Performance Period. Except as otherwise provided in a Participant’s Notice of Award Opportunity, the Payout Formula for the Performance Period shall be as set forth on Exhibit A hereto.

n.    “Performance Objectives” means the performance objective or objectives established pursuant to this Plan for Participants who have received Award Opportunities. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of an Affiliate, division, business unit, department, region or function within the Company or Affiliate in which the Participant is employed. Except as otherwise provided in a Participant’s Notice of Award Opportunity, the Performance Objectives for the Performance Period shall be as set forth on Exhibit A hereto.

o.    “Performance Period” means the period from July 1, 2014 through December 31, 2014.

p.    “Plan” means this 2014 Short-Year Veritiv Incentive Plan, as amended from time to time.

3.    Administration. The Committee shall be responsible for administration of the Plan. The Committee, by majority action, is authorized to interpret the Plan, to prescribe, amend, and rescind regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and its Affiliates, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all Participants. No member of the Committee shall be liable for any such action or determination made in good faith. To the extent permitted by law, the Committee may delegate to one or more officers of the Company, subject to such terms as the Committee shall determine, authority to administer all or any portion of the Plan, or the authority to perform certain functions, including administrative functions. In the event of such delegation, all references to the Committee in this Plan (other than such references in the immediately preceding sentence and in the last sentence of this Section 3) shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated. Notwithstanding the foregoing, and to the extent required by the Committee charter, the applicable exchange listing standards, or by Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27 promulgated thereunder, where applicable, the Committee shall retain exclusive authority to establish Award Opportunities and determine payouts for any Board-appointed officers of the Company who are designated by the Board as “Section 16 officers”.

4.     Eligibility. The Committee, in its sole discretion, shall determine which Employees will be eligible to participate in the Plan for the Performance Period. In lieu of expressly selecting eligible Employees for Plan participation, the Committee may establish eligibility criteria providing for participation of all Employees who satisfy such criteria.

5.     Award Opportunities.

a.    By August 15, 2014, the Committee shall establish the Award Opportunity for each Participant, including the applicable Performance Objectives and Payout Formula and promptly thereafter shall communicate such opportunity to each Participant by a Notice of Award Opportunity. The Committee may also establish Award Opportunities for newly hired or newly promoted Employees without compliance with the limitations provided herein, which Award Opportunities may be based on performance during less than the full Performance Period and may be pro-rated at the discretion of the Committee.

b.    Participants must achieve the Performance Objectives established by the Committee in order to receive payment of an Award Opportunity under the Plan. However, the Committee may determine that only a threshold level relating to a Performance Objective must be achieved for Award Opportunities to be paid under the Plan. Similarly, the Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the Payout Formula.

c.    The Committee may in its sole discretion modify the Payout Formulas, Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable (i) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its Affiliates, the manner in which it conducts its business, or other events or circumstances; or (ii) in the event that a Participant’s responsibilities materially change during the Performance Period or the Participant is transferred to a position that is not designated as eligible to participate in the Plan. Notwithstanding the foregoing, no modification shall be made pursuant to this Section 5(c) that would cause any Award Opportunity payable under this Plan that the Committee designates as intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code (and Treasury Regulation Section 1.162-27 promulgated thereunder) to fail to so qualify.

d.    If the Committee designates an Award Opportunity as intended to be exempt from the deduction limitation of Section 162(m) of the Code, the Committee will include such provisions and administer such award to the extent necessary to comply with any interpretation of Section 162(m) of the Code required to preserve the Company’s federal income tax deduction for compensation paid.

6.    Determination of Award Opportunities.

a.    Following the end of the Performance Period, the Committee shall determine in writing whether and to what extent the Performance Objectives with respect to each Participant for the Performance Period have been achieved and, if such Performance Objectives have been achieved, to approve actual payment of each Award Opportunity under the Plan pursuant to the applicable Payout Formulas. The Committee may, in its sole discretion, increase, decrease or eliminate the amount of any Award Opportunity otherwise payable to any Participant to reflect such Participant’s individual performance or such other factors as the Committee deems relevant, in recognition of changed or special circumstances, or for any other reason; provided, however, that in no event will the Committee increase any Award Opportunity otherwise payable under this Plan that the Committee designates as intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code (and Treasury Regulation Section 1.162-27 promulgated thereunder). Except as otherwise provided in Section 6(b), or as otherwise determined by the Committee in a Participant’s Notice of Award Opportunity or as otherwise provided in a Participant’s employment agreement with the Company or an Affiliate (including, without limitation, an offer letter), in the event a Participant’s employment with the Company and its Affiliates terminates for any reason prior to the last day of the Performance Period, the Participant shall not be entitled to payment of an Award Opportunity for the Performance Period.

b.    Unless otherwise determined by the Committee in a Participant’s Notice of Award Opportunity or as otherwise provided in a Participant’s employment agreement with the Company or an Affiliate (including, without limitation, an offer letter), a Participant whose employment with the Company and its Affiliates is terminated during the Performance Period due to Disability, death or termination by the Company or an Affiliate without Cause shall be eligible to receive payment of an Award Opportunity in accordance with this Section 6(b), subject to adjustments under Section 6(a), and pro-rated for the portion of the Performance Period prior to termination of employment. Any pro-rated Award Opportunity pursuant to this Section 6(b) shall be determined based actual achievement of the Performance Objectives, as determined by the Committee after the end of the Performance Period, and shall be paid at the same time and in the same manner that Award Opportunities are otherwise payable under Section 7 of the Plan. An Award Opportunity payable in the event of death shall be paid to the Participant’s estate or designated beneficiary (as permitted by the Committee).

7.    Payment of Award Opportunities. The Award Opportunity, if any, earned by each Participant for the Performance Period shall be paid in cash after the end of the Performance Period, but in no event more than two and one half months after the end of the Performance Period.

8.     Tax Withholding. The Company and its Affiliates shall have the right to deduct from all payments made to any person under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company and its Affiliates are required to be withheld with respect to such payments.

9.     No Employment Contract. Nothing contained in this Plan shall confer upon a Participant any right with respect to continuance of employment by the Company and its Affiliates, nor limit or affect in any manner the right of the Company and its Affiliates to terminate the employment or adjust the compensation of a Participant. For purposes of the Plan, the transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of the Participant’s employment.

10.     Transferability. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

11.    Forfeiture and Recoupment.

a.    If the Company determines that a Participant has committed an act of Misconduct either during employment or within 180 days thereafter, the Company or Affiliate may cause the Award Opportunity of the Participant to be forfeited or, if paid, is entitled to repayment of the Award Opportunity previously paid under the Plan, plus interest at the mid-term applicable federal rate (AFR) under Section 1274(d) of the Code as of the month of payment of the Award Opportunity, compounded monthly, within 30 days of the issuance of a letter by the Company to the Participant claiming such Misconduct and demand for repayment.

b.    The Company shall have the sole and absolute discretion to take action or not to take action pursuant to this Section 11 upon discovery of Misconduct, and its determination not to take action in any particular instance shall not in any way limit its authority to cause the forfeiture of any Participant’s Award Opportunity or to recoup any Award Opportunity by sending a notice in any other instance.

c.    If any provision of this Section 11 is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

d.    Each Award Opportunity shall be subject to any generally applicable policies as to forfeiture, recoupment or “clawback” adopted by the Company or Affiliate that are communicated to the Participant or any such policy adopted to comply with applicable law.

e.    Further, as a convenience and benefit to Participants in facilitating the repayment, each Participant, by accepting any benefit under this Plan, hereby authorizes the Company or Affiliate to withhold funds from any remaining payroll compensation, including pay for unused vacation, to be applied toward any repayment pursuant to this Section 11, where the law allows.

12.     Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.     Governing Law. The Plan and all Award Opportunities shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

14.     Amendment or Termination. The Committee reserves the right, at any time, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any Participant, Employee or other person. A proper amendment of this Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder without further action or notice. A proper termination of this Plan automatically shall effect a termination of all Participants’ rights hereunder without further action or notice.

15.    Participation by Employees of Affiliates. Any Affiliate may, by action of its board of directors or equivalent governing body and with the consent of the Committee, adopt the Plan; provided that the Committee may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, the adopting Affiliate shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating Affiliate. An Award Opportunity of a Participant employed by a participating Affiliate shall be paid in accordance with the Plan solely by that Affiliate, unless the Committee otherwise determines that the Company shall be responsible for payment. Each Award Opportunity that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate responsible for payment thereof. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award Opportunity other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

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EXHIBIT A
PERFORMANCE OBJECTIVES AND PAYOUT FORMULA --
VERITIV CORPORATION
2014 SHORT-YEAR VERITIV INCENTIVE PLAN

Performance Objectives

For purposes of this Plan, the Performance Objectives shall be the Company’s achievement of Adjusted EBITDA of at least $[ ] million for the Performance Period. Adjusted EBITDA shall mean net income before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest and other (expense) income, realized gain (loss) on investments, interest expense, equity-based compensation expense, related party management fees, restructuring charges and depreciation and amortization expense and net income attributable to noncontrolling interests, adjusted in the same manner as the Company’s “Consolidated EBITDA” is adjusted pursuant to that certain ABL Credit Agreement dated as of July 1, 2014 among the Company and certain other parties named therein (as the same may be amended from time to time); provided, however that no adjustment will be made that would cause any Award Opportunity to fail to lose any otherwise available qualification as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

Payout Formula

The amount of the Award Opportunity, if any, earned by each Participant for the Performance Period shall be determined in accordance with the Performance Matrix set out below, which shall constitute the Payout Formula for purposes of this Plan.

PERFORMANCE MATRIX

Company’s Adjusted EBITDA for Performance Period	Payout level (as percentage of target Award Opportunity)
below $[ ] million	0%
$[ ] million (threshold)	50%
$[ ] million (target)	100%
$[ ] million or above (maximum)	200%
Straight-line interpolation will be used for performance between the levels listed above, subject to applicable rounding conventions as determined by the Company